Exhibit 99.1

         Friendly Ice Cream Announces Intended Debt Offering

    WILBRAHAM, Mass.--(BUSINESS WIRE)--Feb. 24, 2004--Friendly Ice Cream Corporation (AMEX: FRN) today announced that it intends to raise $175 million of gross proceeds through a private placement of senior notes, subject to market and other conditions. The notes will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act") and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The notes are expected to have an eight-year term and interest will be paid semi-annually.
    Friendly's intends to retire all of its outstanding 10 1/2% senior notes due December 1, 2007 with the issuance of the new senior notes, together with available cash and borrowing of approximately $4 million under its revolving credit facility.
    The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

    CONTACT: Friendly Ice Cream Corporation
             Investment Contact:
             Deborah Burns, 413-543-2400 x3317
             or
             Media Contact:
             Maura Tobias, 413-543-2400 x2814